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                                                                    Exhibit 23.1


                         [LETTERHEAD OF BDO SEIDMAN, LLP]



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



Wright Medical Group, Inc.
Arlington, Tennessee

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 28, 1999, relating to the consolidated financial statements of Wright Medical Technology, Inc., which are contained in that Prospectus, and our report dated April 26, 1999, relating to the schedule for the year ended December 31, 1998, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the captions "Experts" and "Selected Financial Data" in the Prospectus.

/s/ BDO Seidman, LLP
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BDO SEIDMAN, LLP


Memphis, Tennessee
June 19, 2001